September 13, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Lifetech Industries, Inc. on Form S-1 of our audit report, dated July 12, 2011 relating to the accompanying balance sheet as of April 30, 2011 and the related statements of operations, stockholders’ equity, and cash flows from inception (December 30, 2010) through April 30, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

September 13, 2011